                                                                    EXHIBIT 10.2


                 EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT


         This EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT (this "Agreement") is dated and effective as of ___________________, 2004, between GUILFORD PHARMACEUTICALS INC., (the "Employer"), and DEAN J. MITCHELL (the "Executive").

                  WHEREAS, the Executive has been engaged to serve as President and Chief Executive Officer of the Employer by an Offer Letter dated November 16, 2004( the "Offer Letter"), and in that role is expected to be important in developing and expanding the business and operations of the Employer and possesses valuable knowledge and skills with respect to such business; and

                  WHEREAS, the Board of Directors of the Employer (the "Board") believes that it is in the best interests of the Employer to encourage the Executive's continued employment with and dedication to the Employer, including in the face of potentially distracting circumstances arising from the possibility of a change in control of the Employer; and

                  WHEREAS, the Board has adopted a policy which authorizes the Employer to enter into this Agreement with the Executive; and

                  WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the payment of compensation to the Executive in the event of a termination of the Executive's employment during the term of this Agreement due to a Change in Control;

                  NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the parties contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS.

         The following capitalized terms are defined in the sections of this Agreement listed beside such terms:

                 TERM              SECTION               TERM                  SECTION
-------------------------          --------      --------------------------    -------

Agreement                          Preamble      Current Annual Base Salary      6
Annual Base Salary                    6          Date of Termination             4.1
Accounting Firm                      5.2         Exchange Act                    9
Board                              Preamble      Excise Tax                      5.1
Cause                                 7          Good Reason                     8
Change in Control                     9          Gross Up Payment                5.1
Change in Control Event               9          Payment                         5.1
Change in Control Period              4          Underpayment                    5.2


2.       TERM.

                  The term of this Agreement shall be for a period commencing as of the date set forth above and will remain in effect until the earlier of the date on which (a) all obligations of the parties hereto shall have been satisfied, (b) the agreement is terminated by the mutual written agreement of the parties, or (c) the agreement is terminated pursuant to terms contained elsewhere herein.

3.       TERMINATION OF EMPLOYMENT OTHER THAN FOLLOWING A CHANGE IN CONTROL
         EVENT.

                  If, prior to a Change in Control Event (as defined in SECTION
9), the Executive's employment is terminated by the Employer with or without Cause (as defined in SECTION 7) during the term of this Agreement or the Executive voluntarily terminates his employment with or without Good Reason (as defined in SECTION 8), this Agreement shall, subject to the provisions contained in SECTION 17 below, terminate.

4.       TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL EVENT.

                  Subject to the terms of this Agreement, including without limitation SECTION 17 below, the Executive shall be entitled to receive severance payments from the Employer for services previously rendered to the Employer and its affiliates if a Change in Control Event occurs during the term of this Agreement and the Executive's employment is terminated by the Executive for Good Reason or by the Employer other than for Cause during the period commencing upon such Change in Control Event and ending two years after a Change in Control (as defined in SECTION 9)(the "Change in Control Period").

         4.1.     GOOD REASON; OTHER THAN FOR CAUSE.

                  If a Change in Control Event occurs during the term of this Agreement and the Employer terminates the Executive's employment other than for Cause or the Executive terminates employment for Good Reason during the Change in Control Period:

                  (i) the Employer shall pay to, or provide, the Executive the following amounts and benefits:

                           A. all payments and benefits due the Executive
                  pursuant to the terms of paragraph 6(a) of the Offer Letter, together with outplacement support through Right Management Consultants' CEO level program, provided that Executive initiates participation in the program within 60 days of the date of such termination of employment; and

                           B. the amount equal to three (3) times the
                  Executive's Annual Base Salary, which amount shall be payable in full in a lump sum in cash no later than 10 days following the date of termination.

                  (ii) for three (3) years after the date on which the Executive's employment with the Employer is terminated, by the Employer or by the Executive, for any reason (the "Date of Termination"), or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Employer shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Employer and its affiliated companies (including, without limitation, medical, prescription, dental, disability, Executive life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executive-level Executives of the Employer and its affiliated companies, as if the Executive's employment had not been terminated; provided, that such benefits shall be provided to the Executive in a manner that does not cause him to be liable for federal income tax thereon in


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         an amount in excess of that which he would be liable for as an employee
         (or the Employer shall gross up such amounts to so that the Executive has no additional after tax cost; and further provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

         4.2.     CAUSE; OTHER THAN FOR GOOD REASON.

         IF THE EXECUTIVE'S EMPLOYMENT IS TERMINATED FOR CAUSE DURING THE CHANGE IN CONTROL PERIOD, THIS AGREEMENT SHALL TERMINATE WITHOUT FURTHER OBLIGATIONS TO THE EXECUTIVE HEREUNDER. FURTHERMORE, IF THE EXECUTIVE VOLUNTARILY TERMINATES EMPLOYMENT DURING THE CHANGE IN CONTROL PERIOD OTHER THAN FOR GOOD REASON, THIS AGREEMENT SHALL TERMINATE WITHOUT FURTHER OBLIGATIONS TO THE EXECUTIVE HEREUNDER.

5.       CERTAIN ADDITIONAL PAYMENTS BY EMPLOYER.

         5.1.     GENERAL

                  Notwithstanding anything in this Agreement to the contrary and except as set forth in this SECTION 5, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this SECTION 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes, including, without limitation, any income and payroll taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax (including any interest or penalties imposed with respect to such taxes) imposed upon the Payments.

         5.2.     PROCEDURES

                  Subject to the provisions of SECTION 5.3, all determinations required to be made under this SECTION 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP or such other certified public accounting firm as may be designated by the Executive and reasonably acceptable to the Employer (the "Accounting Firm") which shall provide detailed supporting calculations both to the Employer and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm and reasonably acceptable to the Employer to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this
SECTION 5, shall be paid by the


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Employer to the Executive within five business days of the receipt of the
Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Employer and the Executive, subject to any determination otherwise by the Internal Revenue Service. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Employer exhausts its remedies pursuant to SECTION 5.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive. In addition, in certain instances an election may be made to recalculate the Excise Tax under applicable law. The Employer may exercise such election and cause a recalculation to be made by the Accounting Firm, subject to the other provisions hereof.

         5.3.     NOTIFICATION OF CLAIMS

                  The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  (i) give the Employer any information reasonably requested by the Employer relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by attorneys reasonably selected by the Employer,

                  (iii) cooperate with the Employer in good faith in order effectively to contest such claim, and

                  (iv) permit the Employer to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this SECTION 5.3, the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Executive to pay such claim and sue for a refund, the


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Employer shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         5.4.     REFUNDS

                  If, after the receipt by the Executive of an amount advanced by the Employer pursuant to SECTION 5.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Employer's complying with the requirements of SECTION 5.3) promptly pay to the Employer the amount of such refund (together with any interest actually paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Employer pursuant to SECTION 5.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Employer does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         5.5  SARBANES-OXLEY ACT

                  No provision of this Section 5 is intended to be in violation of the loan prohibitions of the Sarbanes-Oxley Act and to the extent any payment would be in violation thereof, such amounts shall be deemed a payment to the Executive with no obligation to refund or otherwise repay.

6.       DEFINITION OF ANNUAL BASE SALARY.

                  Annual base salary ("Annual Base Salary") means the greater of
(a) the annual base salary payable to the Executive by the Employer and its affiliates as of the Date of Termination of employment (the "Current Annual Base Salary") or (b) the amount equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Employer and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Date of Termination occurs.


7.       DEFINITION OF CAUSE.

"CAUSE" shall have the meaning such term is given in the offer letter.

8.       DEFINITION OF GOOD REASON.

                  "Good Reason" shall have the meaning such term is given in the Offer Letter.

9.       DEFINITION OF CHANGE IN CONTROL AND CHANGE IN CONTROL EVENT.

                  A "Change in Control" shall be deemed to have occurred if:


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                  (a) any "person" (including, without limitation, any
individual, sole proprietorship, partnership, trust, corporation, association, joint venture, pool, syndicate, or other entity, whether or not incorporated), or any two or more persons acting as a syndicate or group or otherwise acting in concert with regard to the ownership of securities of the Employer and thereby deemed collectively to be a "person") as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), becomes, after the date hereof, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing thirty percent (30%) or more of the combined voting power of the Employer's then outstanding securities, unless, in transaction in which a "person" becomes, after the date hereof, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing less than fifty percent (50%) of the combined voting power of the Employer's then outstanding securities, prior to the acquisition by such person of securities of the Employer which causes such person to have such beneficial ownership, the full Board shall by at least a two-thirds vote have specifically approved such acquisition and determined that such acquisition shall not constitute a Change in Control for purposes of this Agreement despite such beneficial ownership;

                  (b) during any two (2) year period, individuals who at the beginning of such period constitute the Board, together with any new directors elected or appointed during the period whose election or appointment resulted from a vacancy on the Board caused by retirement, death , or disability of a director and whose election or appointment was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority thereof; or

                  (c) the Employer consolidates with, or merges with or into another entity or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any entity consolidates with, or merges with or into, the Employer (a "Transaction"), in any such event pursuant to a Transaction in which the owners of outstanding voting stock of the Employer immediately prior to such Transaction do not represent at least a majority of the voting power in the surviving entity after the Transaction in approximately in the same proportions; or

                  (d) the shareholders of the Employer approve a plan of liquidation or dissolution.


                  A "Change in Control Event" shall mean the earlier of (i) a Change in Control or (ii) the execution and delivery by the Employer of an agreement providing for a Change in Control.

10.      EXPENSES.

                  The Employer shall pay any and all reasonable legal fees and expenses incurred by the Executive in seeking to obtain or enforce, by bringing an action against the Employer, any right or benefit provided in this Agreement if the Executive is successful in whole or in part in such action.

11.      WITHHOLDING.

                  Notwithstanding anything in this Agreement to the contrary, all payments required to be made by the Employer hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Employer reasonably may determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts,


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in whole or in part, the Employer may, in its sole discretion, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Employer is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.



12.      NO DUTY TO MITIGATE.

                  The Executive's payments received hereunder shall be considered severance pay in consideration of past service, and pay in consideration of continued service from the date hereof and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment or otherwise and Employer shall not be entitled to any offset for any amounts Executive earns while receiving payments hereunder.


13.      AMENDMENTS OR ADDITIONS; ACTION BY THE BOARD OF DIRECTORS.

                  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties hereto. The prior approval of the Board shall be required in order for the Employer to authorize any amendments or additions to this Agreement, unless this requirement is specifically waived in writing by the Executive in any document affecting any such amendment.

14.      GOVERNING LAW; JURISDICTION.

                  This Agreement shall be governed by the laws of United States to the extent applicable and otherwise by the laws of the State of Maryland, excluding any choice of law rules. In the event that an unresolved dispute arises over the enforcement, interpretation, construction or breach of this Agreement, the parties agree that it shall be litigated in the U.S. District Court for the District of Maryland or in the circuit courts of Baltimore City, Maryland, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for all purposes with respect to any legal action or proceeding in connection with this Agreement.

15.      ASSIGNMENT.

                  The rights and obligations of the Employer under this Agreement shall be binding upon its successors and assigns and may only be assigned by the Employer to the successor in interest of the Employer provided that such successor executes a written assumption agreement, which is promptly delivered to the Executive. The rights and obligations of the Executive under this Agreement shall be binding upon his heirs, legatees, personal representatives, executors or administrators. This Agreement may not be assigned by the Executive, but any amount owed to the Executive upon his death shall inure to the benefit of his heirs, legatees, personal representatives, executors, or administrators.

16.      NOTICE.

                  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, or telex (against receipt of answerback confirming delivery), addressed as follows:

                  If to the Employer:


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                  Guilford Pharmaceuticals Inc.
                  6611 Tributary Street
                  Baltimore, Maryland 21224
                  Attn: General Counsel
                  Fax:  410/631-6899

                  If to the Executive, at the address maintained by the Executive as set forth in the Employer's records or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. In the case of notices sent by telegram or telecopy, which notice shall be deemed duly given if made pursuant to the provisions of this SECTION 16 above, the notifying party shall also send a confirmation copy of any such notice to the other party by first class-mail.

17.      OTHER AGREEMENTS.

                  This Agreement may not constitute the entire agreement between the parties hereto providing for severance payments in connection with a termination of employment following a Change in Control Event; provided, however, that if the Executive is entitled to severance payments pursuant to this Agreement and pursuant to any other oral or written agreements, commitments or understandings calling for severance payments in connection with a termination of employment following a Change in Control Event, the severance payments paid to the Executive by the Employer in connection with such termination of employment shall be limited to the greater of (i) severance payments provided pursuant to this Agreement and any share option agreements and restricted share agreements between the Employer and the Executive or (ii) severance payments provided by the Employer pursuant to such other oral or written agreements, commitments or understandings. If the Executive is entitled to severance payments pursuant to this Agreement and any share option agreements and restricted share agreements between the Employer and the Executive, on the one hand, and pursuant to any other oral or written agreements, commitments or understandings calling for severance payments in connection with a termination of employment following a Change in Control Event, on the other hand, the Executive shall determine, in the Executive's sole discretion, by notice given in writing to the Employer, which payments are greater. For the avoidance of doubt, the parties agree the terms of this Agreement shall in no way be deemed to diminish or otherwise modify any terms set forth in any other oral or written agreements, commitments or understandings related to the payment of severance amounts to the Executive in connection with a termination of employment that are not conditioned on a Change in Control Event, including without limitation the letter agreement between the Employer and the Executive, dated November 16, 2004 (a copy of the form of which agreement is attached hereto for reference purposes).

18.      SEVERABILITY.

                  If any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, or have caused this Agreement to be executed and delivered, to be effective as of the date first written above.


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                                GUILFORD PHARMACEUTICALS INC.


                                By:
                                   ---------------------------------------------
                                   Name: Asher M. Rubin
                                   Title: Senior Vice President, General Counsel
                                             and Secretary


                                EXECUTIVE



                                   ---------------------------------------------
                                   Dean J. Mitchell


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